FORM 8-A

AMENDMENT NO. 2

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PHOENIX FOOTWEAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	15-0327010

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5759 Fleet Street, Suite 220, Carlsbad, California	92008

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock Par Value $.01 Per Share	American Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X].

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ].

     Securities Act registration statement file number to which this form relates:

(if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act: None

(Title of class)

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

     On May 22, 2002 the stockholders of Daniel Green Company approved the merger of Daniel Green with and into Phoenix Footwear Group, Inc., its wholly owned Delaware subsidiary and the surviving corporation. This Amendment No. 2 is intended to update the Daniel Green Company Form 8-A filed with the Securities and Exchange Commission on April 30, 2002 and Amendment No. 1 thereto filed on May 5, 2002.

Common Stock

     Phoenix Footwear has 50,000,000 authorized shares of common stock.

     Each issued and outstanding share is entitled to receive such dividends as may be declared by our board of directors, from time to time, in accordance with Sections 170 and 173 of the Delaware General Corporation Law (“DGCL”), out of surplus or, if no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Each share is entitled to one vote on all matters which under the DGCL require the vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for elections. No share has any preemptive right to acquire any of our securities. Our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     Our board of directors is authorized to issue, in one or more series, up to an aggregate of 500,000 shares of preferred stock. Subject to any limitations prescribed by law, our board of directors is authorized to fix the designation of each series of preferred stock and the powers, preferences, and rights of the series, including, but not limited to, voting rights, dividend rights, conversion rights, redemption privileges, liquidation preferences and sinking fund provisions, as well as to fix the limitations or restrictions of the series.

     The rights of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Amendment of Our By-Laws

     Our by-laws may be amended, altered or repealed by the vote of a majority of our board of directors, except where the amendment, alteration or repeal of the by-laws was adopted by the stockholders.

     Our by-laws may also be amended, altered or repealed by the vote of holders of two-thirds of our outstanding shares, with respect to the following matters: 1) the requirement for stockholders to take action by a majority of shares present at a meeting, if a quorum is present, unless otherwise provided; 2) the provision that written ballots are not necessary for voting; 3) the prohibition of taking action by written consent of stockholders; 4) making director nominations and proposals for stockholder meetings; 5) the number of directors constituting the entire board of directors and modification of that number exclusively by the board of directors; 6) the time and vote required for electing directors; 7) the calling of, and notice for, special meetings of directors and 8) the removal of directors. All other sections of the by-laws may be amended, altered or repealed by the vote of holders of a majority our outstanding shares.

Anti-Takeover Provisions and Interested Stockholders

     Section 203 of the DGCL generally prohibits some Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless (1) before the time the stockholder became an interested stockholder, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) when the transaction resulting in the person becoming an interested stockholder was completed, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by some directors or some employee stock plans), or (3) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A “business combination” includes a merger, asset sale and some other transactions resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation’s outstanding voting stock.

     A Delaware corporation may “opt out” from the application of Section 203 of the DGCL through a provision in its certificate of incorporation. Our certificate of incorporation does not contain a provision of that kind and we have not “opted out” from the application of Section 203 of the DGCL.

Item 2. Exhibits.

1.	Certificate of Incorporation of Phoenix Footwear Group, Inc., incorporated by reference to Schedule 14A of Daniel Green Company filed March 29, 2002 with the SEC, being Appendix B to the Proxy Statement.

2.	Certificate of Amendment to Certificate of Incorporation of Phoenix Footwear Group, Inc., incorporated by reference to Schedule 14A of Phoenix Footwear Group, Inc. filed April 22, 2003 with the SEC, being Exhibit A to the Proxy Statement.

3.	By-laws of Phoenix Footwear Group, Inc., incorporated by reference to Schedule 14A of Daniel Green Company filed March 29, 2002 with the SEC, being Appendix C to the Proxy Statement.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

PHOENIX FOOTWEAR GROUP, INC. (Registrant)

Dated: September 24, 2003	By:	/s/ Kenneth Wolf Kenneth Wolf, CFO & Treasurer